CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 23, 2015, relating to the financial statements and financial highlights of Sound Mind Investing Fund, SMI Conservative Allocation Fund, SMI Dynamic Allocation Fund, SMI Bond Fund, and SMI 50/40/10 Fund, each a series of Valued Advisers Trust, for the period ended October 31, 2015, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

February 26, 2016